EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements and Related Prospectuses (Forms S-3 No. 333-84402 and No. 333-42245; and Forms S-8 No. 333-95282, No. 333-3438, No. 333-26135, No. 333-44281, No. 333-50679, No. 333-76991, No. 333-33944, No. 333-56800, No. 333-84404, No. 333-101378, No. 333-115494, and No. 333-144006) of Integrated Silicon Solution, Inc. of our report dated May 24, 2007, with respect to the consolidated financial statements of Integrated Silicon Solution, Inc. at September 30, 2006 and for each of the two years in the period ended September 30, 2006, included in this Annual Report (Form 10-K) for the year ended September 30, 2007.

/s/ ERNST & YOUNG LLP

San Jose, California

December 17, 2007